Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-22581 (as amended), 33-36303 and 33-63554) pertaining to the USG Corporation Investment Plan of USG Corporation of our report dated June 24, 2011, with respect to the financial statements of the USG Corporation Investment Plan as of and for the year ended December 31, 2010 including in the Plan’s Annual Report (Form 11-K), for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ MITCHELL & TITUS, LLP

Chicago, Illinois

June 20, 2012